UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2011

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2779 Highway 24, Lawler, Iowa	52154
	(Address of principal executive offices)	(Zip Code)

(563) 238-5555
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Results of 2011 Annual Members’ Meeting

On April 7, 2011, Homeland Energy Solutions, LLC (“Homeland”) held its 2011 annual members’ meeting (“Annual Meeting”) to vote on the election of two directors whose terms were scheduled to expire in 2011.

Proposal One: Election of Directors

Mathew Driscoll and Robert Sieracki were elected by the members to serve three year terms which will expire in 2014. The votes for the nominee directors were as follows:

Nominees	For	Withhold/Abstain
Mathew Driscoll, Incumbent	47,708	909
Stephen Eastman	29,304	585
Bernard Retterath	16,566	1,119
Duane Schwickerath, Incumbent	12,121	970
Robert Sieracki	33,042	1,319

Item 8.01 Other Events.

Off-Specification Ethanol

In November and December 2010, Homeland produced and shipped ethanol that failed to meet the specifications required by our ethanol marketing agreement. While Homeland believes that this ethanol was within specifications when it was shipped from our ethanol plant, it was rejected when it was received at a blending terminal in Linden, New Jersey. As a result of the ethanol that failed to meet specifications, Homeland was required to purchase additional ethanol from the market to fulfill certain ethanol delivery contracts as required by our ethanol marketing agreement. In addition, Homeland incurred costs in order to treat the ethanol that did not meet specifications so it could be sold. Homeland completed the treatment of this off-specification ethanol in December 2010 and January 2011. As of December 31, 2010, Homeland had accrued a loss of $1,561,000 associated with the off-specification ethanol. Homeland has recently determined that its total loss associated with this off-specification ethanol was approximately $2 million.

Corn Oil Extraction Equipment

Homeland is in the process of evaluating whether it will install equipment that will allow us to separate corn oil from the distillers grains we produce. This would be a new revenue source for Homeland. Homeland has not determined when or if it will install this corn oil extraction equipment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: April 8, 2011	/s/ Walter W. Wendland
Walter W. Wendland
Chief Executive Officer
(Principal Executive Officer